As filed with the Securities and Exchange Commission on January 8, 2004
                                                     Registration No. 333-111237

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No.1
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            COMSTOCK RESOURCES, INC.
          (and certain subsidiaries indentified in footnote (*) below)
             (Exact name of registrant as specified in its charter)

       NEVADA                         1311                            94-1667468
State or other jurisdiction of   (Primary Standard Industries   (I.R.S. Employer
 incorporation or organization)  Classification Code Number)  Identification Number)

5300 Town and Country Blvd., Suite 500                 M. Jay Allison
  Frisco, Texas 75034                      President and Chief Executive Officer
     (972) 668-8800                         5300 Town and Country Blvd., Suite 500
                                                     Frisco, Texas 75034
  (Address, including zip code, and                    (972) 668-8800
 telephone number, including area code,          (Name, Address, including zip
of Registrant's principal executive offices)  code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                Jack E. Jacobsen
                            Locke Liddell & Sapp LLP
                          2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                                 (214) 740-8000

Approximate  date of commencement  of proposed sale to the public:  From time to time after this registration statement becomes effective.

     If the only  securities  being  registered  on this Form are being  offered pursuant to dividend or interest  reinvestment plans, please check the following
box. |_|

     If any of the securities  being registered on this Form are to offered on a delayed or continuous  basis  pursuant to Rule 415 under the  Securities  Act of
1933, other than securities offered only in connection with dividend or interest
reinvestment, plans, check the following box. |X|

     If this Form is filed to  register  additional  securities  for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier
effective registration statement for the offering. |_|

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement
for the same offering. |_|

     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box. |_|

     The Registrant  hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

     *The following subsidiaries are co-registrants incorporated in the states and having the I.R.S. Employer Identification Numbers indicated: (i)
     Comstock Oil &Gas, Inc., a Nevada corporation (75-2272352); (ii)
     Comstock Oil & Gas-Louisiana, LLC, a Nevada limited liability company
     (28-0012430); (iii)Comstock Offshore, LLC, a Nevada limited liability company (75-2733811); and (iv) Comstock Oil & Gas Holdings, Inc. a
     Nevada corporation (75-2968982).

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell  these  securities  and we are not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                                  Subject to Completion, Dated __________, 2004

PROSPECTUS

                                  $300,000,000

                            COMSTOCK RESOURCES, INC.

                                 DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS
                                      UNITS

     Comstock  Resources,  Inc.  may  offer  and  sell  from  time to time  debt securities,  common stock,  preferred stock,  warrants or units. We will provide specific terms of these securities in supplements to this prospectus.  The terms of the securities will include the initial  offering price,  aggregate amount of the  offering,  listing on any  securities  exchange or quotation  system,  risk factors  and  the  agents,  dealers  or  underwriters,  if  any,  to be  used in connection  with the sale of these  securities.  You should read this prospectus and any supplement carefully before you invest.

     Our common stock is traded on the New York Stock  Exchange under the symbol
"CRK."

     This prospectus may not be used to sell securities unless  accompanied by a supplement to this prospectus.

                                   __________

     This investment  involves a high degree of risk.  Please see the section in this prospectus entitled "Risk Factors" beginning on page 8.

                                   __________

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or  disapproved  of these  securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   __________

                The date of this prospectus is ____________, 2004

                                TABLE OF CONTENTS

                                        2

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the
Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement.
The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information.
If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "Comstock," "we," "us," and "our" mean Comstock
Resources, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants and units collectively as the "securities."

                                        3

                           FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus, including the documents incorporated by reference herein and our public releases include
"forward-looking statements" within the meaning of Section 27A of the Securities
Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These
forward- looking statements are identified by their use of terms such as
"expect," "estimate," "anticipate," "project," "plan," "believe" and similar terms. All statements, other than statements of historical facts, included in or incorporated by reference to this prospectus, are forward-looking statements, including statements under the caption "Risk Factors," regarding:

     o    budgeted capital expenditures;

     o    increases in oil and natural gas production;

     o    the number of anticipated wells to be drilled after the date hereof;

     o    our financial position;

     o    oil and natural gas reserve estimates;

     o    business strategy; and

     o    other plans and objectives for future operations.

     Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

     o    the risks described in the sections captioned "Risk Factors" in this prospectus;

     o    the timing and success of our drilling activities;

     o    the volatility of prices and supply of, and demand for, oil and natural gas;

     o    the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

     o    our ability to successfully identify, execute or effectively integrate future acquisitions;

     o    the usual hazards associated with the oil and gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

     o    our ability to effectively market our oil and natural gas;

     o    the availability of rigs, equipment, supplies and personnel;

     o    our ability to acquire or discover additional reserves;

     o    our ability to satisfy future capital requirements;

     o    changes in regulatory requirements;

     o    general economic and competitive conditions;

     o    our ability to retain key members of our senior management and key employees; and

     o    continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

                                        4

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured.
Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.
As a result, estimates made by different engineers often vary from one to another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of the estimate and the revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.
Additional important factors that could cause actual results to differ materially from our expectations are discussed in "Risk Factors" and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for
2003 and beyond could differ materially from those expressed in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

                            COMSTOCK RESOURCES, INC.

     We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East
Texas / North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Illinois Basin region in Kentucky and in the
Mid-Continent regions located in the Texas panhandle, Oklahoma and Kansas. Our oil and natural gas properties are estimated to have proved reserves of 613.9
Bcfe as of December 31, 2002. Our proved oil and natural gas reserve base is 80%
natural gas and 66% proved developed on a Bcfe basis as of December 31, 2002.

     Our proved reserves at December 31, 2002 and our 2002 average daily production are summarized below:

                                 Proved Reserves at December 31, 2002             2002 Daily Production
                                ---------------------------------------    -------------------------------------
                                                                 % of                                     % of
                                  Oil       Gas       Total      Total       Oil      Gas      Total      Total
                                -------   -------    -------    -------    --------  -------  --------   --------
                                (MMBbls)   (Bcf)      (Bcfe)               (MBbls/d) (MMcf/d) (MMcfe/d)

Gulf of Mexico                    15.6      96.1      189.7       30.9         2.2     20.7      33.6       29.8
East Texas / North Louisiana       1.1     182.0      188.5       30.7         0.3     32.4      34.2       30.4
Southeast Texas                    3.1     107.1      125.5       20.4         0.9     24.3      29.5       26.2
South Texas                        0.7      47.0       51.3        8.4         0.1      6.5       7.0        6.2
Other Regions                      0.3      56.6       58.9        9.6         0.1      7.2       8.3        7.4
                                -------   -------    -------    -------       -----    -----     -----      -----
    Total                         20.8     488.8      613.9      100.0%        3.6     91.1     112.6      100.0%
                                =======   =======    =======    =======       =====    =====     =====      =====

     Strengths

     Quality Properties. Our operations are focused in four geographically concentrated areas: the Gulf of Mexico, East Texas / North Louisiana, Southeast
Texas and South Texas regions, which account for approximately 31%, 31%, 20% and
8% of our proved reserves, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which result in us having high cash margins.
Finally, our properties have an average reserve life of approximately 15.0 years and have extensive development and exploration potential.

                                        5

     Successful Exploration and Development Program. In 2002, we spent $35.3 million on the exploitation and development of our oil and natural gas properties for development drilling, recompletions, workovers and production facilities. Overall, we drilled 27 development wells, 11.7 net to us, with a 96%
success rate. We also had a successful exploratory drilling program in 2002, spending a total of $31.1 million to drill 20 wells, 7.6 net to us, with a 75%
success rate. We spent an additional $4.3 million in acquiring new acreage in
2002 to support our exploration program.

     Successful Acquisitions. We have had significant growth over the years as a result of acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at an average cost of $0.84 per Mcfe.
Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate our previous acquisitions.

     Efficient Operator. We operate 60% of our proved oil and natural gas reserve base as of December 31, 2002. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

     High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content of approximately 1,079
Btu. Our crude oil production has a favorable API gravity of approximately 40 degrees. Due to these factors, we have relatively high price realizations compared to benchmark prices. In 2002 our average natural gas price, before gains from hedging activities, was $3.26 per Mcf, which represented a $0.04 premium to the 2002 NYMEX average monthly settlement price. Also in 2002, our average crude oil price was $24.95 per barrel, which represented a $2.04 barrel premium to the average monthly West Texas Intermediate crude oil price for 2002 posted by Koch Industries, Inc.

     High Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we believe we have higher cash margins than most of our competitors. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

Business Strategy

     Exploit Existing Reserves. We seek to maximize the value of our oil and natural gas properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 2002, we spent approximately $22.9 million to drill 27 development wells, 11.7 net to us, of which 26 wells, 10.7 net to us, were successful, representing a success rate of 96%. In addition, we spent approximately $12.4 million for new production facilities, leasehold costs and for recompletion and workover activities. For 2003, we have budgeted $49.0 million for development drilling and for workover and recompletion activity.

     Pursue Exploration Opportunities. We conduct exploration activities to grow our reserve base and to replace our production each year. In 2002 we replaced
131% of our 2002 production from new discoveries. In 2002, we spent approximately $31.1 million to drill 20 exploratory wells, 7.6 net to us, of which 15 wells, 5.3 net to us, were successful, representing a success rate of
75%. We also spent $4.3 million in acquiring new acreage in 2002 to support our exploration program. We have budgeted $51.0 million in 2003 for exploration activities which will be focused primarily in the Gulf of Mexico, Southeast
Texas and South Texas regions.

                                        6

     Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. Our average oil and gas operating costs per Mcfe were $0.82 in 2002 and our general and administrative expenses per Mcfe averaged only $0.12 in 2002.

     Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at a total cost of $598.3 million, or $0.84 per Mcfe. The acquisitions were acquired at an average of 63% of their present value of proved reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

     Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $100.0 million on development and exploration projects in 2003. We intend to primarily use operating cash flow to fund our drilling expenditures in 2003. We may also make additional property acquisitions in 2003 that would require additional sources of funding. Such sources may include borrowings under our bank credit facility or sales of our equity or debt securities.

                                        7

                                  RISK FACTORS

     The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

     Our revenues, profitability and cash flow is dependent upon the prices for oil and natural gas and these prices are volatile.

     Our business is dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control, including, without limitation:

     o    seasonality;

     o    imports of crude oil and natural gas;

     o    political conditions in other oil-producing and natural gas-producing countries;

     o    the actions of the Organization of Petroleum Exporting Countries;

     o    domestic government regulation, legislation and policies;

     o    price and availability of alternative fuels; and

     o    overall economic conditions.

     Any continued and extended decline in the price of crude oil or natural gas will adversely affect our:

     o    revenues, profitability and cash flow from operations;

     o    value of our proved oil and natural gas reserves;

     o    the economic viability of certain of our drilling prospects; o borrowing capacity; and

     o    ability to obtain additional capital.

     In order to reduce our exposure to price risks, we may enter into oil and natural gas price swap arrangements to hedge a portion of our anticipated sales.
Such arrangements may limit our ability to benefit from increases in oil and natural gas prices. Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production.

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

     Our growth in recent years is attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable.
However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for

                                       8

acquisitions, and we cannotassure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

     The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

     o    recoverable reserves;

     o    exploration potential;

     o    future oil and natural gas prices;

     o    operating costs; and

     o    potential environmental and other liabilities.

     In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices.
The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

     Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the Gulf of Mexico, East Texas/North Louisiana,
Southeast Texas, South Texas, the Illinois Basin and the Mid-Continent regions, we may pursue acquisitions or properties located in other geographic areas.

We have substantial debt and debt service requirements which could adversely affect our operations and limit our growth.

Large Amount of Debt

     We have substantial debt and debt service requirements. As of September 30,
2003, our ratio of total debt to total capitalization was approximately 53%.

Consequences of Debt

     Our substantial debt will have important consequences, including, without limitation:

     o    a substantial portion of our cash flow from operations will be required to make debt service payments;

     o    our ability to borrow additional amounts for working capital, capital expenditures (including acquisitions) or other purposes will be limited; and

     o    our debt could limit our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

                                        9

     In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Restrictive Debt Covenants

     Our bank credit facility contains a number of significant covenants. These covenants will limit our ability to, among other things:

     o    borrow additional money;

     o    merge, consolidate or dispose of assets;

     o    make certain types of investments;

     o    enter into transactions with our affiliates; and

     o    pay dividends.

     Our failure to comply with any of these covenants would cause a default under our bank credit facility and the indenture governing the notes. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.
Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

We may not have sufficient funds to meet our substantial capital requirements.

     We make, and will continue to make, substantial capital expenditures for the acquisition, development and exploration of oil and natural gas reserves.
Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities and non-
strategic assets. We believe that we will have sufficient cash provided by operating activities to fund anticipated capital expenditures other than significant acquisitions. We intend to borrow under our bank credit facility or to obtain other debt or equity financing as needed to finance future acquisitions. If revenues or our borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future development programs and to pursue acquisition opportunities may be limited. We cannot assure you that additional debt or equity financing or cash generated from operations will be available to meet these requirements. If we need additional funds, our inability to raise such funds may adversely affect our operations.

Our future production and revenues depend on our ability to replace our reserves.

     Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are

                                       10

depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Our drilling activities are subject to many risks.

     Our drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including, without limitation:

     o    title problems;

     o    adverse weather conditions;

     o    compliance with governmental requirements; and

     o    shortages or delays in the delivery of equipment and services.

Our operations are subject to operating hazards and uninsured risks.

     Our operations are subject to all of the risks normally associated with the exploration for and the production of oil and natural gas, including, without limitation, blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, we may from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. We cannot assure you that our insurance will adequately cover any losses or liabilities. Furthermore, we cannot predict the continued availability of insurance, or availability at commercially acceptable prices.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than us, could adversely affect our results of operations.

     The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors for the acquisition, development and exploration of oil and natural gas properties and capital to finance such activities, include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

                                       11

There are many uncertainties in estimating reserves and future net cash flows.

     There are many uncertainties in estimating quantities and values of proved reserves, projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The present value of the future net cash flows attributable to our proved oil and natural gas reserves set forth in this prospectus and in documents incorporated into this prospectus are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, the information set forth in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, borrowing base under our bank credit facility, future prospects and the market value of our securities.

If we are unsuccessful at marketing our oil and gas at commercially acceptable prices, our profitability will decline.

     Our ability to market oil and gas at commercially acceptable prices depends on, among other factors, the following:

     o    the availability and capacity of gathering systems and pipelines;

     o    federal and state regulation of production and transportation;

     o    changes in supply and demand; and

     o    general economic conditions.

     Our inability to respond appropriately to changes in these factors could negatively effect our profitability.

We are subject to extensive governmental regulation, including environmental regulations, that may adversely affect our costs.

     Our business is affected by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment of wells, the discharge of materials into the environment or otherwise relating to environmental protection. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders.
These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party's negligence or fault.
Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them.
Environmental laws have become more stringent over the years. In addition, the

                                       12

modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities. We cannot assure you that present or future regulation will not adversely affect our operations.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

     We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison,
President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

Shortage of rigs, equipment, supplies or qualified personnel may restrict our operations.

     Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could adversely affect our financial condition and results of operations.

Terrorist attacks and continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business.

     The terrorist attacks that took place in the United States on September 11,
2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our business is not known at this time. Uncertainties surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business in unpredictable ways. USE OF PROCEEDS

     Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus:

     o    to refinance certain existing indebtedness, including $220.0 million of our 11 1/4% Senior Notes which may be redeemed by us on or after
          May 1, 2004;

     o    to finance acquisitions; and

     o    for general corporate purposes.

We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

                                       13

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

                                                                         Nine Months
                                                                            Ended
                                     Years Ended December 31,            September 30,
                          -------------------------------------------  ----------------
                           1998     1999     2000     2001     2002     2002     2003
                          -------  -------  -------  -------  -------  -------  -------
Ratio of earnings           --       --       3.2x    3.3x     1.5x     1.1x     4.1x
   to fixed charges

     The ratios were computed by dividing earnings by fixed charges. For this purpose, "earnings" represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges. "Fixed charges" consists of interest expense, capitalized interest expense, preferred stock dividends and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings were insufficient to cover fixed charges by $29.3 million and
$6.9 million for the years ended December 31, 1998 and 1999, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

     We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either our senior obligations issued in one or more series and referred to herein as the senior debt securities, or our subordinated obligations issued in one or more series and referred to herein as the subordinated debt securities.
The debt securities will be general obligations of Comstock. Each series of debt securities will be issued under an agreement, or indenture, between Comstock and an independent third party, usually a bank or trust company, known as a trustee, who will be legally obligated to carry out the terms of the indenture. The name(s) of the trustee(s) will be set forth in the applicable prospectus supplement. We may issue all the debt securities under the same indenture, as one or as separate series, as specified in the applicable prospectus supplement(s).

     This summary of certain terms and provisions of the debt securities and indentures is not complete. If we refer to particular provisions of an indenture, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The indentures are or will be filed as an exhibit to the registration statement of which this prospectus is a part, or as exhibits to documents that we may file under the Securities
Exchange Act of 1934 which are incorporated by reference into this prospectus.
The indentures are subject to and governed by the Trust Indenture Act of 1939.
You should refer to the applicable indenture for the provisions which may be important to you.

                                       14

General

     The indentures may not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

     o    the title and aggregate principal amount;

     o    the date(s) when principal is payable;

     o    the interest rate, if any, and the method for calculating the interest rate;

     o    the interest payment dates and the record dates for the interest payments;

     o    the places where the principal and interest will be payable;

     o    any mandatory or optional redemption or repurchase terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

     o    whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of senior indebtedness;

     o    additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

     o    if other than denominations of $1,000 or multiples of $1,000, the de nominations the debt securities will be issued in;

     o    whether the debt securities will be issued in the form of global securities, as discussed below, or certificates;

     o    whether the debt securities will be issuable in registered form, referred to as registered securities, or in bearer form, referred to as bearer securities, or both, and if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

     o    any applicable material federal tax consequences;

     o    the dates on which premiums, if any, will be payable;

     o    our right, if any, to defer payment of interest and the maximum length of such deferral period;

     o    any paying agents, transfer agents, registrars or trustees;

     o    any listing on a securities exchange;

     o    if convertible into common stock or preferred stock, the terms on which such debt securities are convertible;

     o    the terms, if any, of the transfer, mortgage, pledge, or assignment as security for any series of debt securities of any properties, assets, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939 are applicable, and any corresponding changes to provisions of the indenture as then in effect;

     o    restrictions on the declaration of dividends, if any;

     o    restrictions on issuing additional debt, if any;

     o    material limitations or qualifications on the debt securities imposed by the rights of any of our other securities, if any;

                                       15

     o    the initial offering price; and

     o    other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

     The terms of the debt securities of any series may differ, and without the consent of the holders of the debt securities of any series, we may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series, unless otherwise indicated
in the applicable prospectus supplement.

Non-U.S. Currency

     If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S.
dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

Original Issue Discount Securities

     Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Original issue discount securities may include "zero coupon" securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Covenants

     Under the indentures, we will be required to:

     o    pay the principal, interest and any premium on the debt securities when due;

     o    maintain a place of payment;

     o    deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     o    deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

     Any additional covenants will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

     Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indentures, however, provide that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities must not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions.
"United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United
States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court

                                       16

and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. "United States" means the United
States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.
Purchasers of bearer securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

     Unless otherwise indicated in a prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple thereof.

     Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by us in the City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

     Unless otherwise indicated in a prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the prospectus supplement and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. Unless otherwise indicated in a prospectus supplement, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; except that if amounts owing with respect to any bearer securities shall be payable in U.S. dollars, payment may be made at the
Corporate Trust Office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if (but only
if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

     Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

     o    issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

     o    register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

     o    exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

     o    issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

                                       17

Ranking of Debt Securities

     The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The subordinated debt securities will be obligations of ours and will be subordinated in right of payment to all existing and future senior indebtedness.
The prospectus supplement will describe the subordination provisions and set forth the definition of senior indebtedness applicable to the subordinated debt securities, and will set forth the approximate amount of such senior indebtedness outstanding as of a recent date.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository, such as the Depository Trust Company, identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

     o    by the depository to a nominee of such depository;

     o    by a nominee of such depository to such depository or another nominee of such depository; or

     o    by such depository or any such nominee to a successor of such depository or a nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement.

Outstanding Debt Securities

     In determining whether the holders of the requisite principal amount of outstanding debt securities have given any authorization, demand, direction, notice, consent or waiver under the relevant indenture, the amount of outstanding debt securities will be calculated based on the following:

     o    the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such original issue discount security as of the date of such determination;

     o    the principal amount of a debt security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such debt security, of the principal amount of such debt security; and

     o    any debt security owned by us or any obligor on such debt security or any affiliate of us or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

     The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

                                       18

Conversion and Exchange

     The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Consolidation, Merger and Sale of Assets

     Each indenture generally will permit a consolidation or merger between us and another corporation, if the surviving corporation meets certain limitations and conditions. Subject to those conditions, each indenture may also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

     We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures, as indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may then be done by the board or officers of the successor corporation.

Events of Default

     Unless otherwise specified in the applicable prospectus supplement, an event of default, as defined in the indentures and applicable to debt securities issued under such indentures, typically will occur with respect to the debt securities of any series under the indentures upon:

     o    default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any debt security of such series;

     o    default in payment of principal or any premium with respect to any debt security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

     o    default in deposit of any sinking fund payment when due with respect to any debt security of such series;

     o    default by us in the performance, or breach, of any other covenant or warranty in such indentures, which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

     o    certain events of bankruptcy, insolvency or reorganization of
          Comstock; or

     o    any other event of default that may be set forth in the applicable prospectus supplement, including an event of default based on other debt being accelerated, known as a "cross- acceleration."

     No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. If the trustee considers it in the interest of the holders to do so, the trustee under an indenture may withhold notice of the

                                       19

occurrence of a default with respect to the debt securities to the holders of any series outstanding, except a default in payment of principal, premium, if any, or interest, if any.

     Each indenture will provide that if an event of default with respect to any series of debt securities issued thereunder shall have occurred and be continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable immediately. In the case of original issue discount securities, the trustee may declare as due and payable such lesser amount as may be specified in the applicable prospectus supplement. However, upon certain conditions, such declaration and its consequences may be rescinded and annulled by the holders of at least a fixed percentage in principal amount of the debt securities of all series issued under the applicable Indenture.

     The applicable prospectus supplement will provide the terms pursuant to which an event of default shall result in acceleration of the payment of principal of subordinated debt securities.

     In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof.

     No holder of any of the debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of such series:

     o    have made written request to the trustee to institute such proceeding as trustee, and offered reasonable indemnity to the trustee;

     o    the trustee has failed to institute such proceeding within the time period specified in the applicable prospectus supplement after receipt of such notice; and

     o    the trustee has not within such period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of such series.
          Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

     During the existence of an event of default under an indenture, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of at least a fixed percentage in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee with respect to such series.

     The indentures provide that the trustee will, within the time period specified in the applicable prospectus supplement after the occurrence of any default, give to the holders of the debt securities of such series notice of such default known to it, unless such default shall have been cured or waived;
provided that the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders, except in the case of a default in payment of principal of

                                       20

or premium, if any, on any debt security of such series when due or in the case of any default in the payment of any interest on the debt securities of such series.

     We will be required to furnish to the trustee annually a statement as to compliance with all conditions and covenants under the indentures.

Modification and Waivers

     From time to time, when authorized by resolutions of our board of directors and by the trustee, we may, without the consent of the holders of debt securities of any series, amend, waive or supplement the indentures and the debt securities of such series for certain specified purposes, including, among other things:

     o    to cure ambiguities, defects or inconsistencies;

     o    to provide for the assumption of our obligations to holders of the debt securities of such series in the case of a merger or
          consolidation;

     o    to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of such series;

     o    to add or change any provisions of such indenture to facilitate the issuance of bearer securities;

     o    to establish the form or terms of debt securities of any series and any related coupons;

     o    to add guarantors with respect to the debt securities of such series;

     o    to secure the debt securities of such series;

     o    to maintain the qualification of the indenture under the Trust
          Indenture Act of 1939; or

     o    to make any change that does not adversely affect the rights of any holder.

     Other amendments and modifications of the indentures or the debt securities issued thereunder may be made by the trustee and us with the consent of the holders of not less than a fixed percentage of the aggregate principal amount of the outstanding debt securities of each series affected, with each series voting as a separate class; provided that, without the consent of the holder of each outstanding debt security affected, no such modification or amendment may:

     o    reduce the principal amount of, or extend the fixed maturity of the debt securities, or alter or waive any redemption, repurchase or sinking fund provision of the debt securities;

     o    reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

     o    change the currency in which any debt securities or any premium or the accrued interest thereon is payable;

     o    reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the debt securities of such series;

     o    impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

     o    waive a default in payment with respect to the debt securities or any guarantee;

                                       21

     o    reduce the rate or extend the time for payment of interest on the debt securities;

     o    adversely affect the ranking of the debt securities of any series;

     o    release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture; or

     o    solely in the case of a series of subordinated debt securities, modify any of the applicable subordination provisions or the applicable definition of senior indebtedness in a manner adverse to any holders.

     The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the relevant indenture, including any set forth in the applicable prospectus supplement. The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of that series, waive any past default under the applicable indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage of holders or by the holders of each outstanding debt security of the series affected.

Discharge, Termination and Covenant Termination

     When we establish a series of debt securities, we may provide that such series is subject to the termination and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

     o    to terminate and be discharged from all of our obligations with respect to those debt securities subject to some limitations; or

     o    to be released from our obligations to comply with specified covenants relating to those debt securities, as described in the applicable prospectus supplement.

     To effect that termination or covenant termination, we must irrevocably deposit in trust with the relevant trustee an amount which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or similar payments on those debt securities. This deposit may be made in any combination of funds or government obligations. On such a termination, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

     To establish such a trust we must deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

     o    will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the termination or covenant termination; and

     o    will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the termination or covenant termination had not occurred.

     If we effect covenant termination with respect to any debt securities, the amount of deposit with the relevant trustee must be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

                                       22

     The applicable prospectus supplement may further describe the provisions, if any, permitting termination or covenant termination, including any modifications to the provisions described above.

Governing Law

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

     The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us from time to time, provided that if such trustee becomes subject to any conflicting interest, it must eliminate such conflict upon the occurrence of an event of default under the relevant indenture, or else resign as trustee.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.50 per share and 5,000,000 shares of preferred stock, $10.00 par value per share. At January 8, 2004 we had 34,259,111 shares of common stock and no shares of preferred stock issued and outstanding. We also had options and warrants outstanding to purchase 5,399,000 shares of our common stock outstanding at that date.

     The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provision of our restated
articles of incorporation, bylaws, the General Corporation Law of Nevada and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

     Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have no right to cumulate votes in the election of directors, thus the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

     Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock. We have never declared a cash dividend on our common stock and intend to continue our policy of using retained earnings for expansion of our business.

     Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

                                       23

     Non-Assessable. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus and any related prospectus supplement will also be fully paid and non-assessable.

     No Preemptive Rights. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock. Although our restated articles of incorporation do not specifically deny preemptive rights, pursuant to the Nevada General Corporation Law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Securities Exchange Act of 1934 and our common stock is so registered.

     Listing. Our outstanding shares of common stock are listed on the New York
Stock Exchange under the symbol "CRK." Any additional common stock we issue will also be listed on the NYSE and any other exchange on which our common stock is then traded.

Preferred Stock

     Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series. The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in a prospectus supplement, including the following terms:

     o    the series, the number of shares offered and the liquidation value of the preferred stock;

     o    the price at which the preferred stock will be issued;

     o    the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     o    the liquidation preference of the preferred stock;

     o    the voting rights of the preferred stock;

     o    whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     o    whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

     o    any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or incorporate it by reference.

     Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may

                                       24

be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

     Any preferred stock will, when issued, be fully paid and non-assessable.

Stockholders' Rights Plan

     On December 8, 2000, our board of directors adopted Comstock's
Stockholders' Rights Plan and we declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock.
Each purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our series A junior participating preferred stock,
$10.00 par value per share, at an exercise price of $15.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The description and terms of the purchase rights are set forth in a rights agreement between us and
American Stock Transfer and Trust Company, as rights agent.

     The  purchase   rights  are   initially   evidenced  by  the  common  stock
certificates as no separate purchase rights  certificates have been distributed.
The purchase rights separate from our common stock and a distribution  date will occur at the close of business on the earliest of:

     o    the tenth business day following a public announcement that a person or group of affiliated or associated persons (Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of
          20% or more of the outstanding shares of our common stock (Stock
          Acquisition Date);

     o    the tenth business day (or such later date as may be determined by action of our board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of our common stock, or;

     o    the tenth business day after our board of directors determines that any individual, firm, corporation, partnership or other entity, alone or together with its affiliates and associates, has become the beneficial owner of an amount of our common stock which a majority of the continuing directors who are not our officers determines to be substantial (which amount shall in no event be less than 10% of the shares of our common stock outstanding) and at least a majority of the continuing directors who are not our officers, after reasonable inquiry and investigation, including consultation with such adverse person as the directors shall deem appropriate, shall determine that such beneficial ownership by such adverse person is intended to cause us to repurchase the common stock beneficially owned by such adverse person or to cause pressure on us to take action or enter into a transaction intended to provide such adverse person with short-term financial gain under circumstances where the directors determine that the best long-term interests of us and our stockholders would not be served by taking such action or entering into such transaction or series of transactions at that time, or that such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on us.

     The purchase rights are not exercisable until the distribution date outlined above and will expire at the close of business on December 18, 2010, unless earlier redeemed by us. If (i) a person becomes the beneficial owner of
20% or more of the then outstanding shares of our common stock (except (a)
pursuant to certain offers for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers or
(b) solely due to a reduction in the number of shares of our common stock outstanding as a result of the repurchase of shares of common stock by us) or
(ii) our board of directors determines that a person is an adverse person (as discussed above), each holder of a purchase right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or our other securities) having a value equal to two times the exercise

                                       25

price of the purchase right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all purchase rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any Acquiring Person or adverse person
(as discussed above) will be null and void.

     If at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or in which we are the surviving corporation, but our common stock is changed or exchanged (other than a merger which follows an offer for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers), or (ii) more than 50% of our assets, cash flow or earning power is sold or transferred, each holder of a purchase right (except purchase rights which previously have been voided as set forth above) shall thereafter have the right to receive upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the purchase right.

     At any time after the earlier to occur of (i) an Acquiring Person becoming such or (ii) the date on which our board of directors declares an adverse person to be such, our board of directors may cause us to exchange the purchase rights
(other than purchase rights owned by the adverse person or Acquiring Person, as the case may be, which will have become null and void), in whole or in part, at an exchange ratio of one share of common stock per purchase right (subject to adjustment). Notwithstanding the foregoing, no such exchange may be effected at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

     The rights plan has certain anti-takeover effects including making it prohibitively expensive for a raider to try to control or take us over unilaterally without negotiation with our board of directors. Although intended to preserve for stockholders our long term value, the rights plan may make it more difficult for stockholders to benefit from certain transactions which are opposed by the incumbent board of directors

Anti-Takeover Provisions

     In addition to the rights plan, our restated articles of incorporation and bylaws and the Nevada General Corporation Law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock. Please see "Preferred Stock" above.

     Our bylaws contain provisions dividing the board of directors into classes with only one class standing for election each year. A staggered board of directors makes it more difficult for stockholders to change the majority of the directors and instead promotes a continuity of existing management.

     Nevada's "Combinations with Interested Stockholders Statute," which applies to any Nevada corporation subject to the reporting requirements of Section 12 of the Securities Exchange Act of 1934, including us, prohibits an "interested stockholder" from entering into a "combination" with the corporation for three years, unless certain conditions are met. A "combination" includes:

     o    any merger of the corporation or a subsidiary of the corporation with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

                                       26

     o    any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an "interested stockholder," of assets:

          (i)  having an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets;

          (ii) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the
               corporation; or

          (iii) representing 10% or more of the earning power or net income of the corporation;

     o    any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation;

     o    the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder;"

     o    certain transactions which would result in increasing the
          proportionate share of shares of the corporation owned by the
          "interested stockholder;"

     o    a recapitalization of the corporation; or

     o    the receipt by an "interested stockholder," except proportionately as a stockholder, of the benefits of any loans, advances or other financial benefits provided by the corporation.

An "interested stockholder" is a person who:

     o    directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or

     o    an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

     A corporation to which the Combinations with Interested Stockholders statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a)(i) the board of directors of the corporation approved, prior to such person becoming an interested stockholder, the combination or the purchase of shares by the interested stockholder or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the "interested stockholder" has not become the beneficial owner of additional voting shares of the corporation.

Combinations with Interested Stockholders

     In addition to the foregoing statute, Nevada has an "Acquisition of
Controlling Interest " statute, which prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after

                                       27

crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Acquisition of
Controlling Interest Statute only applies to Nevada corporations with at least
200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror does not prohibit its application. We do not intend to "do business" in Nevada within the meaning of the Acquisition of Controlling Interest statute. Therefore, we believe it is unlikely that the
Acquisition of Controlling Interest statute will apply to us. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days preceding the date thereof become "control shares" which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days
(unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles or bylaws, call certain of the acquiror's shares for redemption at the average price paid for the control shares by the acquiror.
Our articles of incorporation and bylaws do not currently permit us to redeem an acquiror's shares under these circumstances. The Acquisition of Controlling
Interest statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid by the acquiror in the transaction subjecting the acquiror to the statute.)

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock
Transfer & Trust Company.

                             DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

     o    the title of such warrants;

     o    the aggregate number of such warrants;

     o    the price or prices at which such warrants will be issued;

                                       28

     o    any changes or adjustments to the exercise price;

     o    the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

     o    the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

     o    the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o    if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

     o    if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     o    if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     o    information with respect to book-entry procedures, if any;

     o    if applicable, a discussion of any material United States federal income tax considerations; and

     o    any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

     The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

     o    the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     o    a description of the terms of any unit agreement governing the units;
          and

     o    a description of the provisions for the payment, settlement, transfer or exchange of the units.

                                       29

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus and applicable prospectus supplements in one or more of the following ways from time to time:

     o    through underwriters or dealers;

     o    through agents;

     o    directly to purchasers, including institutional investors; or

     o    through a combination of any such methods of sale.

     Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

     The applicable prospectus supplement relating to the securities will set forth:

     o    the offering terms, including the name or names of any underwriters, dealers or agents;

     o    the purchase price of the securities and the proceeds to us from such sales;

     o    any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

     o    any initial public offering price, if applicable;

     o    any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

     o    in the case of debt securities, the interest rate, maturity and redemption provisions; and

           o      any securities exchanges on which the securities may be listed.

     If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices; or

     o    at negotiated prices.

     The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise stated in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain customary closing conditions and the underwriters or dealers will be obligated to purchase all the securities if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will

                                       30

be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.
Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

     Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Securities Exchange
Act of 1934. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over- allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled "Plan of Distribution" or "Underwriting" in the applicable prospectus supplement.

     The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

                                  LEGAL MATTERS

     Locke Liddell & Sapp LLP, will issue an opinion for us regarding the legality of the securities offered by this prospectus and applicable prospectus

                                       31

supplement. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory note that refers to a restatement of the consolidated financial statements as of December 31, 2002 and for the two-year period then ended. The audit report covering the December 31, 2001 consolidated financial statements also refers to a change in our method for accounting for derivative financial instruments.

     With respect to the unaudited interim financial information for the periods ended March 31, 2003, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference herein, stated that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part"
of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933. The review report covering the March 31, 2003 financial statements refers to a change in the method of accounting for asset retirements obligations related to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for
Asset Retirement Obligations."

     On May 16, 2003, we filed a Current Report on Form 8-K announcing that our audit committee engaged Ernst & Young LLP as our independent public accountants for fiscal 2003, replacing KPMG LLP. The decision to change independent public accountants was not the result of any disagreement with KPMG
LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure. With respect to the unaudited interim financial information for the periods ended June 30, 2003 and September
30, 2003, which are included in our Form 10-Q`s for the periods ended June 30,
2003 and September 30, 2003 and which are incorporated herein by reference,
Ernst & Young LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended
June 30, 2003 and Form 10-Q for the quarter ended September 30, 2003 incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of
1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

     Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31,
2000, 2001 and 2002, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

                                       32

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange
Act of 1934, and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's
Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may
obtain information on the operation of the Public Reference Room by calling the
SEC at 1-800-SEC- 0330. In addition, the SEC maintains a website at
http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus. Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New
York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 under the
Securities Act of 1933, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.

     The SEC allows us to "incorporate by reference" into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934
until the offering of the securities described herein is terminated:

     o    Our Annual Report on Form 10-K for the year ended December 31, 2002;

     o    Our Quarterly Report on Form 10-Q for the three months ended March 31,
          2003;

     o    Our  Quarterly  Report on Form 10-Q for the six months  ended June 30,
          2003;

     o    Our Quarterly Report on Form 10-Q for the nine months ended September
          30, 2003;

     o    Our Proxy Statement on Schedule 14A filed with the SEC on April 22,
          2003 for the 2003 annual meeting of stockholders;

     o    Our Current Report on Form 8-K dated February 18, 2003;

     o    Our Current Report on Form 8-K dated March 21, 2003;

     o    Our Current Report on Form 8-K dated May 7, 2003;

     o    Our Current Report on Form 8-K dated May 5, 2003;

     o    Our Current Report on Form 8-K dated May 13, 2003;

     o    Our Current Report on Form 8-K dated May 16, 2003;

                                       33

     o    Our Current Report on Form 8-K dated August 7, 2003;

     o    Our Current Report on Form 8-K dated November 5, 2003;

     o    Our Current Report on Form 8-K/A dated November 7, 2003; and

     o    Our Registration Statement on Form 8-A registering our common stock filed with the SEC on September 6, 1996.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

                            Comstock Resources, Inc.
                Attention: Roland O. Burns, Senior Vice President
                      5300 Town and County Blvd., Suite 500
                               Frisco, Texas 75034
                        Telephone number: (972) 668-8800

                                       34

                               PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby.
With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

                  SEC registration fee                $ 24,270
                  Printing and engraving expenses       40,000
                  Legal fees and expenses               20,000
                  Trustee fees and expenses              5,000
                  Rating agency fees                    50,000
                  Accounting fees and expenses          15,000
                  Miscellaneous                          5,730
                                                      --------
                       Total                          $160,000
                                                      ========

Item 15.  Indemnification of Directors and Officers.

     Section 78.7502 of the General Corporation Law of Nevada permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

     With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the General Corporation law of Nevada permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

                                      II-1

     Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

     Article VI, "Indemnification of Directors, Officers, Employees and Agents",
of our bylaws provides as follows with respect to indemnification of our directors, officers, employees and agents:

     "Section 1. To the fullest extent allowed by Nevada law, any director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

               (a)  an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or

               (b)  the payment of dividends in violation of N.R.S. 78.300.

     Section 2. The Corporation shall indemnify each director, officer, employee and agent, now or hereafter serving the Corporation, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Corporation's request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty.
For purposes hereof, the term "expenses" shall include but not be limited to all expenses, costs, attorneys' fees, judgements (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Corporation. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Corporation shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Corporation;
and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Corporation in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the
Corporation, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

     Section 3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in these Bylaws.

                                      II-2

     Section 4. The Corporation may indemnify each person, though he is not or was not a director, officer, employee or agent of the Corporation, who served at the request of the Corporation on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Corporation.

     Section 5. The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

     Section 6. The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the
Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and persons described in Section 4 of this
Article VI above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the
Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws."

Item 16. Exhibits.

        Exhibit No.                Description

             1.1**  Form of Underwriting Agreement for each of the securities registered hereby.

             3.1(a) Restated Articles of Incorporation of Comstock
                    (incorporated by reference to Exhibit 3.1 to Comstock's
                    Annual Report on Form 10-K for the year ended December 31,
                    1995).

             3.1(b) Certificate of Amendment to the Restated Articles of
                    Incorporation of Comstock dated July 1, 1997 (incorporated herein by reference to Exhibit 3.1 to Comstock's Quarterly
                    Report on Form 10-Q for the quarter ended June 30, 1997).

             3.2    Bylaws of Comstock (incorporated by reference to Exhibit 3.2 to Comstock's Registration Statement on Form S-3, dated
                    October 25, 1996).

             4.1*   Specimen Stock Certificate.

             4.2    Rights Agreement dated as of December 14, 2000, by and
                    between Comstock and American Stock Transfer and Trust
                    Company, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A dated
                    January 11, 2001).

             4.3    Certificate of Designation, Preferences and Rights of Series
                    B Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to our Registration Statement on
                    Form 8-A dated January 11, 2001).

                                      II-3

             4.4    Indenture dated April 29, 1999 between Comstock, the
                    subsidiary guarantors party thereto, and U.S. Trust Company of Texas, N.A., Trustee for the 11 1/4 % Senior Notes due
                    2007 (incorporated herein by reference to Exhibit 10.5 to
                    our Current Report on Form 8-K dated April 29, 1999).

             4.5    First Supplemental Indenture, dated March 7, 2002, between
                    Comstock, the subsidiary guarantors party thereto, and U.S.
                    Trust Company of Texas, N.A., Trustee for the 11 1/4% Senior
                    Notes due 2007 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated March 12, 2002).

             4.6*   Form of Indenture between Comstock Resources, Inc. and
                    Trustee to be designated therein covering Debt Securities to be offered hereunder, including form of Note or Debenture
                    attached thereto.

             4.7**  Form of Certificate of Designation for Preferred Stock,
                    including specimen certificate.

             4.8**  Form of Warrant Agreement covering Common Stock Warrants to be offered hereunder, including Form of Common Stock Warrant attached thereto.

             5.1*   Opinion of Locke Liddell & Sapp LLP as to the validity of
                    the securities being registered hereunder.

            12.1*   Computation of Ratio of Earnings to Fixed Charges.

            15.1*   Letter of Ernst & Young LLP as to unaudited interim
                    financial information.

            15.2*   Letter of KPMG LLP as to unaudited interim
                    financial information.

            23.1*   Consent of Locke Liddell & Sapp LLP (Included in Exhibit
                    5.1).

            23.2*   Consent of KPMG LLP.

            24.1*   Power of Attorney (Included on the Signature Page to the
                    Registration Statement).

            25**    Statement on Form T-1 of eligibility of Trustee for the Debt
                    Securities.
-----------------
     *   Filed herewith.
     **  To be filed by amendment or on Form 8-K.

                                      II-4

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
              (i)   To include any prospectus required by Section 10(a)(3) of
                    the Securities Act of 1933;
              (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,
                    individually or in the aggregate, represent a fundamental
                    change in the information set forth in this registration
                    statement;
              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the
                    registration statement or any material change to such
                    information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the
               Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
          Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the
          Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      II-5

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on January 8, 2004.

                                    COMSTOCK RESOURCES, INC.
                                    By: /s/M. JAY ALLISON
                                        --------------------
                                        M. Jay Allison
                                        President and Chief Executive Officer
                                        (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)
to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                              Date

/s/M. JAY ALLISON       President, Chief Executive Officer,    January 8, 2004
--------------------    Chairman of the Board of Directors,
M. Jay Allison          Director (Principal Executive Office)

/s/ROLAND O. BURNS      Senior Vice President, Chief Financial January 8, 2004
--------------------    Officer, Director (Principal Financial
Roland O. Burns         and Accounting Officer)

/s/DAVID K. LOCKETT     Director                               January 8, 2004
--------------------
David K. Lockett

/s/CECIL E. MARTIN, JR. Director                               January 8, 2004
--------------------
Cecil E. Martin, Jr.

/s/DAVID W. SLEDGE      Director                               January 8, 2004
--------------------
David W. Sledge

                                      II-6

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on January 8, 2004

                                    COMSTOCK OIL & GAS, INC.
                                    By: /s/M. JAY ALLISON
                                        --------------------
                                        M. Jay Allison
                                        President and Chief Executive Officer
                                        (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)
to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                              Date

/s/M. JAY ALLISON       President, Chief Executive Officer,    January 8, 2004
--------------------    Chairman of the Board of Directors,
M. Jay Allison          Director (Principal Executive Office)

/s/ROLAND O. BURNS      Senior Vice President, Chief Financial January 8, 2004
--------------------    Officer, Director (Principal Financial
Roland O. Burns         and Accounting Officer)

/s/DAVID K. LOCKETT     Director                               January 8, 2004
--------------------
David K. Lockett

/s/CECIL E. MARTIN, JR. Director                               January 8, 2004
--------------------
Cecil E. Martin, Jr.

/s/DAVID W. SLEDGE      Director                               January 8, 2004
--------------------
David W. Sledge

                                      II-7

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on January 8, 2004

                                          COMSTOCK OIL & GAS - LOUISIANA, LLC
                                          By: /s/M. JAY ALLISON
                                          -------------------------
                                          M. Jay Allison
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)
to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                              Date

/s/M. JAY ALLISON      President, Chief Executive Officer,     January 8, 2004
--------------------   Chairman of the Board of Managers
M. Jay Allison         (Principal Executive Officer)

/s/ROLAND O. BURNS     Senior Vice President, Chief Financial  January 8, 2004
--------------------   Officer, Secretary, Treasurer and Manager
Roland O. Burns        (Principal Financial and Accounting Officer)

                                      II-8

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on January 8, 2004.

                                          COMSTOCK OFFSHORE, LLC
                                          By: /s/M. JAY ALLISON
                                          -------------------------
                                          M. Jay Allison
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)
to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                              Date

/s/M. JAY ALLISON      President, Chief Executive Officer,     January 8, 2004
--------------------   Chairman of the Board of Managers
M. Jay Allison         (Principal Executive Officer)

/s/ROLAND O. BURNS     Senior Vice President, Chief Financial  January 8, 2004
--------------------   Officer, Secretary, Treasurer and Manager
Roland O. Burns        (Principal Financial and Accounting Officer)

                                      II-9

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on January 8, 2004

                                    COMSTOCK OIL & GAS HOLDINGS, INC.
                                    By: /s/M. JAY ALLISON
                                        --------------------
                                        M. Jay Allison
                                        President and Chief Executive Officer
                                        (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)
to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                              Date

/s/M. JAY ALLISON       President, Chief Executive Officer,    January 8, 2004
--------------------    Chairman of the Board of Directors,
M. Jay Allison          Director (Principal Executive Office)

/s/ROLAND O. BURNS      Senior Vice President, Chief Financial January 8, 2004
--------------------    Officer, Director (Principal Financial
Roland O. Burns         and Accounting Officer)

/s/DAVID K. LOCKETT     Director                               January 8, 2004
--------------------
David K. Lockett

/s/CECIL E. MARTIN, JR. Director                               January 8, 2004
--------------------
Cecil E. Martin, Jr.

/s/DAVID W. SLEDGE      Director                               January 8, 2004
--------------------
David W. Sledge

                                      II-10